Exhibit 99.1

One Commerce Square

Memphis, TN 38150

NCF ANNOUNCES ROESSLER RETIREMENT

APPOINTS REED PRESIDENT AND CEO

MEMPHIS, Tennessee (May 29, 2003) – National Commerce Financial Corporation (NYSE:NCF) announced today that Ernest C. Roessler, the company’s chief executive officer, has announced his early retirement as an officer and director of the company, effective today.

In announcing his retirement, Roessler stated, “We have accomplished much since the merger of CCB and NCBC in July 2000. We had a very successful integration of the two companies. Since the merger, we have significantly strengthened our presence throughout Virginia, North Carolina, South Carolina and Georgia, including entry into important new markets such as Atlanta, Georgia, Savannah, Georgia, and Asheville, North Carolina. I am proud of the outstanding senior management team that has been assembled to lead the company, making it possible for me to elect early retirement.”

Thomas M. Garrott, chairman of NCF’s executive committee, stated, “The board of directors thanks Ernie for his loyal service to and leadership of the company through the challenging period of transition after the merger. His contribution to the integration of the two companies has been invaluable, and he leaves us well positioned to maintain our leadership reputation in the banking industry into the future.”

The board of directors has appointed William R. Reed, Jr. as president and chief executive officer of the company. Reed, 56, is a 34-year veteran in the NCF organization, having begun his career as a management trainee of National Bank of Commerce in 1969. During his career, Reed has held many positions within the company, including head of its Retail Banking Division, vice chairman of NCBC prior to the 2000 merger and chief operating officer of the combined company after the merger. As chief operating officer, Reed has been the organization’s senior banking executive, with responsibility for all banking businesses throughout the company. Reed was a driving force in establishing the company’s leadership position in in-store banking, and has assumed a major role in the company’s recent move into the Atlanta market.

“I am honored to have been chosen to lead an outstanding organization for which I have been privileged to work for many years,” stated Reed. “Together with our dedicated group of associates, we will build on the significant momentum established during the last several years and continue NCF’s tradition as one of the outstanding banking organizations in the country.”

“There is not a person more qualified to lead our company than Bill Reed,” said Garrott. “Over many years, Bill has taken a major role in helping our company become one of the leaders in the industry in performance and quality. He understands all aspects of our complex business, having worked in many banking and non-banking areas of our company over his long career. I have no doubt that, under the direction of Bill Reed and our outstanding senior management team, our company will continue to be a banking industry innovator and leader in terms of quality and performance.”

Succeeding Roessler as chairman of the company’s board of directors will be Eugene J. McDonald. McDonald, an independent director of NCF since 2000, was a director of CCB for several years prior to the merger. McDonald served as executive vice chairman of CCB from 1998 until 2000. McDonald is president of Duke Management Company and executive vice president of Asset Management of Duke University in Durham, North Carolina. McDonald chairs NCF’s Governance and Nominating Committee.

On McDonald’s appointment, Garrott stated, “Gene McDonald has been a leading independent director on our board since the merger, showing a passion for best practices in corporate governance and outstanding business judgment.”

In connection with Roessler’s departure, the company will make payments to Roessler pursuant to his employment agreement. In addition, all of his stock benefits will be fully vested, and he will receive certain retirement benefits. The company estimates that the one-time, after-tax impact of such payments will be approximately $.03 per share, which charge will be taken in the second quarter of 2003.

Conference Call

William R. Reed will host a conference call for the investment community at 1:00 p.m. EDT today during which he will answer questions regarding these announcements. The toll-free telephone number and webcast information for the conference call will follow shortly by separate release.

About NCF

National Commerce Financial Corporation is a diversified financial services company with $22 billion in assets. NCF, headquartered in Memphis, TN, with its operations headquarters in Durham, NC, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking affiliates, operating in 14 of the nation’s fastest growing metropolitan areas, and non-banking affiliates.

Forward-looking Statements

These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of NCF; and other economic, competitive, governmental, regulatory and technological factors affecting NCF specifically or the banking industry or economy generally.

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